UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ALBEMARLE CORPORATION
(Name of registrant as specified in its charter)

^
(Name of person(s) filing proxy statement, if other than the registrant)

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☒	No fee required

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☐	Fee paid previously with preliminary materials.

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The following letter will be sent by Albemarle Corporation (the “Company”) to holders of shares of its common stock who have elected to receive the Company’s proxy materials for its 2011 annual meeting of shareholders and its 2010 Annual Report electronically over the Internet instead of receiving copies of such documents in the mail.

April 4, 2011

Dear Shareholder:

You have consented to access all future proxy materials and annual reports of Albemarle Corporation (the “Company”) electronically over the Internet instead of receiving paper copies of such documents in the mail. The purpose of this letter is to notify you that the Company’s proxy materials for the 2011 annual meeting of its shareholders and its 2010 Annual Report are now available on the Company’s website at http://www.albemarle.com. After accessing these documents, please vote your shares promptly:

•	by marking, signing, dating and returning the enclosed proxy card using the enclosed envelope, or

•	by telephone or over the Internet by following the instructions provided on the enclosed proxy card.

You may request paper copies of the proxy materials for the 2011 annual meeting of the Company’s shareholders and the Company’s 2010 Annual Report by contacting the Company at 1-225-388-7402.

Very truly yours,

/s/ Karen G. Narwold
Karen G. Narwold
Senior Vice President, General Counsel and Corporate Secretary